Exhibit 99.1

BUSINESS UPDATE

– AUGUST 15, 2018 Ticker: DPW © 2018 DPW Holdings, Inc.

Disclaimers • This presentation and other written or oral statements made from time to time by representatives of DPW Holdings, Inc. (somet ime s referred to as “DPW”) contain “forward - looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward - looking statements reflect the current view about future events. Statements that are not historical in nature, suc h as forecasts for the industry in which we operate, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates, ” “ we believe,” “could be,” "future" or the negative of these terms and other words of similar meaning, are forward - looking statements. Such statements include, but are not limited to, statements contained in this presentation relating to our business, business strategy, expansion, growth, products and services we may offer in the f utu re and the timing of their development, sales and marketing strategy and capital outlook. Forward - looking statements are based on management’s current expectations and assumptions regarding our business, the economy and other future conditions and are subject to inherent risks, uncertainties and changes of circumstances that are difficult to predict and may cause actual results to differ materially from those contemplated or expressed. We caution you therefore against relying on any of these forward - looking statements. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10 - K for the fiscal year ended December 31, 2017 (the “2017 Annual Report”) and other information contained in subsequently filed current and periodic re ports, each of which is available on our website and on the Securities and Exchange Commission’s website (www.sec.gov). Any forward - looking statements are qualifi ed in their entirety by reference to the factors discussed in the 2017 Annual Report. Should one or more of these risks or uncertainties materialize (or in certai n cases fail to materialize), or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, exp ected, intended or planned. • Important factors that could cause actual results to differ materially from those in the forward looking statements include: a d ecline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products; the abilit y t o protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; r isk s in product development; inability to raise capital to fund continuing operations; changes in government regulation, the ability to complete customer transactions and capital raising transactions. • Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us t o p redict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward - looking statements to conform these statements to actual results. • All forecasts are provided by management in this presentation and are based on information available to us at this time and m ana gement expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products. Safe Harbor © 2018 DPW Holdings, Inc.

Mission Statement • Evolved from a leader in advanced power supply products. • Today operating businesses that support multiple industries, including defense, aerospace, telecom, medical, crypto - mining, hospitality, textiles, and lending. Diversified Holding Company • Acquiring undervalued assets and disruptive technologies with a global impact. • Continually evaluate portfolio for opportunities to enter adjacent markets or to monetize existing assets for the benefit of shareholders. Acquisition Growth Strategy © 2018 DPW Holdings, Inc.

Keystone Subsidiaries © 2018 DPW Holdings, Inc. Keystone Investments MTIX International (OTC: AVLP) 456 Lux Hotel, LP

Designer and manufacturer of advanced power supply products Designer and manufacturer of advanced radiofrequency technology Designer and manufacturer of custom power solutions Designer and manufacturer of advanced missile defense systems Licensor of Eco - friendly material synthesis technology for textile . Advanced Technology Design and Manufacturing Long - Term Strategy Leverage advanced technology design and manufacturing capabilities to attract new customers in adjacent markets. Power - Plus Microphase Corp Enertec Digital Power Corp © 2018 DPW Holdings, Inc. MTIX Int’l

Advanced power supplies for the cryptocurrency mining industry ASIC miner developed with major semiconductor company for cryptocurrency mining industry Retail subscription cloud mining platform Long - Term Strategy • Spin off Super Crypto to DPW shareholders for benefit of all shareholders. • Focus on manufacturing advanced power supplies and energy efficient miners for growing cryptocurrency mining industry. Cryptocurrency Mining Platforms Super Crypto Power Super Crypto Miner Super Crypto Cloud © 2018 DPW Holdings, Inc.

Preliminary Financial Highlights – June 30, 2018 Statement of Operations • Gross Revenue: $7.1 million to 7.4 million, compared to $1.8 million in 2Q 2017. • Gross margins 18.2% compared to 40.1% in 2Q 2017 • Non - Cash charges: $4.1 million to $4.3 million , compared to $1.4 million in 2Q 2017. Balance Sheet • Total Assets: $53.4 million compared to $38.5 million at March 31, 2018 • Stockholders’ Equity: $30.8 million compared to $21.8 million at March 31, 2018. © 2018 DPW Holdings, Inc.

Updating Full - Year 2018 Revenue Guidance $34 million - $39 million* Compared to 2017 revenue of $10.0 million © 2018 DPW Holdings, Inc. *Estimated annualized gross revenue run - rate = approximately $40 million

▪ Committed to making strategic mergers and acquisitions that we believe will maximize shareholder value. ▪ Continue to seek opportunities that we see as undervalued assets and emerging technologies with untapped global potential. ▪ Continue to acquire companies that increase the performance and value of our existing business units, working smarter as we leverage efficiencies to drive performance. Continual Portfolio Evaluation © 2018 DPW Holdings, Inc.

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&A Please visit www.DPWHoldings.com to review all our public filings and investor presentations. © 2018 DPW Holdings, Inc. BUSINESS UPDATE – AUGUST 15, 2018